Exhibit 99.1

& Merger Investor Presentation Acquisition of Penns Woods Bancorp, Inc. December 17, 2024 NASDAQ: NWBI | NASDAQ: PWOD

Forward - looking Statements and Additional Information This presentation contains forward - looking statements within the meaning of the federal securities laws relating to the proposed merger with Penns Woods Bancorp, Inc. (“PWOD”) by Northwest Bancshares, Inc. (“Northwest” or “NWBI”), the integration of PWOD with NWBI, the combination of their businesses and projected or pro forma financial information and metri cs. All statements other than statements of historical fact are statements that could be deemed forward - looking statements, including all statements regarding the intent, belief or current expectations of NWBI and PWOD and members of the ir respective board of directors and senior management teams. Investors and security holders are cautioned that such statements are predictions, and are not guarantees of future performance. Actual events or results may differ materially. Com ple tion of the proposed merger, expected financial results or other plans are subject to a number of known and unknown risks, uncertainties and assumptions that are difficult to assess and are subject to change based on factors which ar e, in many instances, beyond NWBI's control. Additional risks and uncertainties may include, but are not limited to, the risk that expected cost savings, revenue synergie s a nd other financial benefits from the proposed merger may not be realized or take longer than expected to realize, the failure to obtain required regulatory or shareholder approvals, the failure of the closing conditions in the merger agreement to be satisfied or any unexpected delay in closing the transaction. For further information regarding these risks and uncertainties and additional factors that could cause results to differ mat eri ally from those contained in the forward - looking statements, see “Risk Factors” and the forward - looking statement disclosure contained in the Annual Report on Form 10 - K for the most recently ended fiscal year of NWBI and PWOD, as well as the proxy statement/prospectus described below, and other documents subsequently filed by NWBI and PWOD with the Securities and Exchange Commission. Due to these and other possible uncertainties and risks, NWBI and PWOD can give no assura nce that the results contemplated in the forward - looking statements will be realized, and readers are cautioned not to place undue reliance on the forward - looking statements contained in this presentation. Forward - looking statements are based o n information currently available to NWBI and PWOD, and the parties assume no obligation and disclaim any intent to update any such forward - looking statements. All forward - looking statements, express or implied, included in the presentation are qualified in their entirety by this cautionary statement. NON - GAAP FINANCIAL MEASURES In addition to results presented in accordance with GAAP, this presentation includes certain non - GAAP financial measures. NWBI a nd PWOD believe these non - GAAP financial measures provide additional information that is useful to investors in helping to understand underlying financial performance and condition and trends of NWBI. Non - GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, non - GAAP measures are used as comparative tools, together with GAAP measures, to assist in the evaluation of operating performance or financial condition. The se measures are also calculated using the appropriate GAAP or regulatory components in their entirety and are computed in a manner intended to facilitate consistent period - to - period comparisons. NWBI’s method of calculating these non - GAAP measures may differ from methods used by other companies. These non - GAAP measures should not be considered in isolation or as a substitute or an alternative for those financial measures prepared in accordance with GAAP or in - effect regulatory requirements. Numbers in this presentation may not sum due to rounding. Where non - GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the re conciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this presentation. 2

Forward-looking Statements and Additional Information

This communication is being made in respect of the proposed merger transaction involving NWBI and PWOD. This material is not a solicitation of any vote or approval of the NWBI or PWOD shareholders and is not a substitute for the proxy statement/prospectus or any other documents that NWBI and PWOD may send to their respective shareholders in connection with the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The proposed merger transaction will be submitted to the shareholders of PWOD for their consideration. In connection therewith, NWBI intends to file relevant materials with the U.S. Securities and Exchange Commission (the "SEC"), including a Registration Statement on Form S-4, which will include the proxy statement of PWOD that also will constitute a prospectus of NWBI (the "proxy statement/prospectus"), as well as other relevant documents concerning the proposed transaction. However, such materials are not currently available. The proxy statement/prospectus will be mailed to the shareholders of PWOD when available. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC AND ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NWBI, PWOD, THE PROPOSED TRANSACTION AND RELATED MATTERS. Shareholders are also urged to carefully review and consider NWBI's and PWOD's public filings with the SEC, including, but not limited to, its proxy statements, its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Investors and security holders may obtain free copies of the proxy statement/prospectus, any amendments or supplements thereto and other documents containing important information about NWBI or PWOD and/or the proposed transaction, once such documents are filed with the SEC, at the SEC's website at www.sec.gov. In addition, copies of the documents filed with the SEC by NWBI, including the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus, will be available free of charge on the NWBI's website at www.northwest.bank under the heading "Investor Relations."

Participants in the Solicitation

NWBI, PWOD and certain of their respective directors, executive officers and other members of management and employees may, under the SEC's rules, be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of NWBI is set forth in its proxy statement for its 2024 annual meeting of shareholders, which was filed with the SEC on March 8, 2024, its annual report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 23, 2024, and in other documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Information about the directors and executive officers of PWOD is set forth in its proxy statement for its 2024 annual meeting of shareholders, which was filed with the SEC on March 26, 2024, its annual report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on March 13, 2024, and in other documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitation, including a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

Northwest Bancshares, Inc. | 3

Northwest Bancshares At A Glance 4 1 Non - GAAP financial measure; See “Non - GAAP Financial Measures” and Non - GAAP reconciliations herein FOUNDED 1896 TOTAL ASSETS $ 14.4B TOTAL DEPOSITS $ 12.1B TOTAL LOANS $ 11.3B FINANCIAL CENTERS 130 ROAA 0.93% LTM Core ROATCE 11.6% 1 NIM 3.33 % Diluted EPS $0.26 For the quarter ended September 30, 2024

Overview of Penns Woods Bancorp, Inc.

Company Overview

- Headquartered in Williamsport, PA, Penns Woods Bancorp, Inc. ("Penns Woods") is the bank holding company for Jersey Shore State Bank ("JSSB") and Luzerne Bank ("Luzerne"), both of which are full-service community banking institutions offering consumer and business banking products and services across North Central and Northeast Pennsylvania.
- Jersey Shore State Bank was founded in 1936; Luzerne Bank was founded in 1907.
- JSSB operates 16 bank branch offices across Blair, Centre, Clinton, Lycoming, Montour, and Union counties. Luzerne operates 8 bank branch offices across Luzerne County.
- Penns Woods is one of the largest banking institutions in North Central Pennsylvania by both deposit market share and number of branches.

Total PA Deposits: $1.6 Billion

Jersey Shore State Bank	
▪ **Blair County**	0.6% of Total Deposits
▪ **Centre County**	4.0% of Total Deposits
▪ **Clinton County**	23.8% of Total Deposits
▪ **Lycoming County**	21.8% of Total Deposits
▪ **Montour County**	15.5% of Total Deposits
▪ **Union**	2.7% of Total Deposits
Luzerne Bank	
▪ **Luzerne County**	7.0% of Total Deposits


Clinton
Lycoming
Luzerne
Centre
Montour
Union
Blair

Key Financial Highlights

($ in 000's, unless otherwise indicated)	LTM Q3'24	CAGR (%) 2019 – Q3'24
Balance Sheet and Capital		
Total Assets	$2,259,250	6.63
Total Gross Loans	$1,884,141	7.11
Total Deposits	$1,700,321	5.41
Tangible Common Equity	$187,111	6.79
Loans / Deposits (%)	110.3	
TCE / TA (%)	8.3	
CET1 Ratio (%)	10.2	
Profitability		**Average (%)**
Net Interest Margin (%)	2.78	2.98
Efficiency Ratio (%)	65.8	65.6
Core ROAA (%)	0.90	0.87
Core ROATCE (%)[1]	11.49	11.26
Credit and Asset Quality		
NPAs / Assets (%)	0.20	0.54
NCOs / Average Loans (%)	0.01	0.07
Loan Loss Reserves / Gross Loans (%)	0.62	0.85

JSSB Jersey Shore State Bank

LUZERNE BANK

Source: S&P Capital IQ Pro
1 Non-GAAP financial measure; See "Non-GAAP Financial Measures" and Non-GAAP reconciliations herein

Northwest Bancshares, Inc. | 5

A Noteworthy Transaction: Significant and Financially Appealing 6 1 Excluded rate marks include: loans, deposits and borrowings 2 For illustrative purposes, assumes transaction closes on July 1, 2025, cost savings are 75% phased - in during the first full ye ar of operations and excludes one - time deal costs The combination creates significant value for both NWBI and PWOD shareholders by… » Bridging the gap between NWBI’s Northwestern and Southeastern Pennsylvania locations » Increasing the product offerings across both platforms » Enabling significant cross selling potential » Providing PWOD with additional resources to expand existing relationships and a significantly higher lending limit » Gaining additional market share in State College and expanding into attractive neighboring markets » Strengthening the financial performance of the combined organization » Enhancing NWBI’s pro forma ROATCE and lowering its dividend payout ratio » Broadening the combined organization’s talent pool and providing retained PWOD team members expanded career growth opportunities Benefits of the Transaction Expected Financial Impact 7.6% 2026 EPS Accretion 2 23.4% 2026 EPS Accretion 2 3.7% TBV Dilution 9.0% TBV Dilution 2.5 Years TBV Dilution Earnback 2.9 Years TBV Dilution Earnback Excluding Rate Marks 1 GAAP Metrics 7.6% TCE / TA 10.8% CET1 Ratio 13.9% Total Risk - Based Capital Ratio Capital Ratios at Closing

Pennsylvania DMS (Top 20) Geographically Attractive Combined Company 7 Source: S&P Capital IQ Pro Note: Deposit market share is as of June 30, 2024, and is pro forma for pending acquisitions 1 Includes anticipated branch consolidations Penns Woods provides a strategic opportunity for geographic expansion within Pennsylvania, reinforcing NWBI's competitive strength in the State College market. This well - aligned, in - footprint expansion capitalizes on NWBI’s established brand presence, positioning the company to unlock new growth opportunities. The combined entity creates one of the largest banks by deposit market share in Pennsylvania as well as #1 for all banks in Williamsport and Lock Haven. The Bank will also be well - positioned to take additional market share from its larger regional competitors. As a comprehensive financial services provider, NWBI is committed to offering Penns Woods customers an extensive array of solutions and expertise. These expanded offerings will allow NWBI to strengthen its relationships with Penns Woods customers, leading to increased revenue opportunities.

Geographically Attractive Combined Company (Continued)

PWOD Contributes Low Cost, Granular Deposit Base

$1.7 Billion
Total Deposits

12.9%
Pro Forma Uninsured Deposits[2]

~$25K
Average Account Size

93.1%
of Time Deposits Reprice within 12 Months

MRQ Cost of Deposits (%)



2.27
2.40
PWOD
KRE Banks

Current Cycle Deposit Beta (%) Q1'22 – Q3'24[1]



37.7
41.5
PWOD
KRE Banks

Bolsters Significant Market Share Across Pennsylvania



Erie
Warren
McKean
Potter
Tioga
Crawford
Venango
Elk
Cameron
Lycoming
Mercer
Clarion
Clinton
Luzerne
Butler
Armstrong
Clearfield
Centre
Union
Montour
Cambria
Blair
Allegheny
Dauphin
Lebanon
Washington
Lancaster
York

Top 10 Pro Forma Deposit Market Share in 23 Counties

- *Ranked #1 – #2*
- *Ranked #3 – #5*
- *Ranked #6 – #10*
- *Ranked Greater Than #10*
- *Not Ranked*

Positioned in Attractive and Complementary Markets

Median Household Income by County



$61,769
$68,331
$64,441
$61,545
$65,466
$80,121
$72,348
$74,855
Blair, PA
Centre, PA
Clinton, PA
Luzerne, PA
Lycoming, PA
Montour, PA
Union, PA
Pennsylvania

Average Branch Size ($000s)[3]



70,847
92,854
PWB
Northwest

Planned Branch Consolidations ($000s)[3]



78,408
56,926
135,334
PWB
Northwest
Combined

Notable Employers and Attractions in Penns Woods Markets

Source: S&P Capital IQ Pro and Company Documents
1 Deposit beta calculated as the change in the Company's deposit costs as a % of the change in the Federal Funds Rate
2 Pro forma uninsured deposits are as of September 30, 2024, for each company and exclude intercompany deposits and collateralized public funds
3 Average branch size as of September 30, 2024; planned branch consolidations reflect the average branch size of anticipated branch closures

Northwest Bancshares, Inc. | 8

• Northwest Bancshares, Inc. to acquire 100% of Penns Woods Bancorp, Inc. outstanding common stock • At closing Jersey Shore State Bank and Luzerne Bank will merge with and into Northwest Bank • 100% stock consideration • Fixed exchange ratio of 2.385x NWBI shares for each PWOD share • Outstanding stock options to be exchanged for cash Transaction Structure • Aggregate Transaction Value: approximately $270.4 million • Per Share Consideration: approximately $34.44 • Price / Tangible Book Value Per Share of 139.0% • Price / LTM Core EPS of 12.8x • 0.91x Pay - to - Trade ratio Transaction Value & Multiples 1,2,3 • Richard Grafmyre, CEO of PWOD, to be added to the NWBI board for a combined total of 12 • Projected ownership of approximately 87.6% NWBI / 12.4% PWOD Personnel and Projected Ownership • Conducted extensive due diligence process across all business functions • Subject to the receipt of PWOD shareholder approvals and required regulatory approvals and other customary closing conditions • Anticipated closing during the third quarter of 2025 Diligence, Expected Timing & Approvals Transaction Structure 1 Based on PWOD common shares outstanding of 7,554,488 2 Based on NWBI's closing stock price of $14.44 per share, as of December 16, 2024 3 Based on PWOD outstanding stock options of 1,094,000 with a weighted average strike price of $25.13 to be exchanged for cash 9

Financial Assumptions

Earnings, Synergies & Cost Savings	• Net income for NWBI based on consensus analyst estimates through 2026 • Net income estimates for PWOD were developed in conjunction with NWBI and PWOD management teams • Cost savings of 40% of PWOD's noninterest expense base (75% realized in the first full year of combined operations, 100% thereafter) • Additional expenses and Durbin impact included in model • Four overlapping branches will be consolidated • Revenue synergies identified but not modeled
Loan Mark & CECL	• $28.1 million gross loan credit mark or 1.4% of PWOD's total loans and 2.4x PWOD's existing ALLL ➢ $6.9 million (~25%) allocated to purchase credit deteriorated (PCD) loans ➢ $21.3 million (~75%) allocated to non-PCD loans (accreted into earnings over five years, straight-line method) • Day two CECL reserve of $21.3 million non-PCD credit mark (CECL "double-count")
Transaction Expenses & CDI	• Pre-tax one-time expenses of $36.2 million fully reflected in projected tangible book value per share at closing • An incremental $2.6 million of capitalized expense is associated with branch renovations (depreciated over 10 years, straight-line method) • Core deposit intangible of 3.6% of PWOD's core deposits (amortized over 10 years, sum-of-years-digits)
FMV Assumptions & Other	• Loan interest rate mark of $94.6 million pre-tax, or 4.7% of PWOD's gross loan balances (accreted into earnings over four years, sum-of-years-digits) • PWOD's pre-tax loss on AFS securities of $6.7 million accreted through earnings over five years, sum-of-years-digits • Other pre-tax fair value adjustments totaling approximately $0.7 million amortized based on estimated remaining life

Northwest Bancshares, Inc. | 10

Strong Credit Profile and Thorough Due Diligence Process

Due Diligence Overview

- Extensive due diligence team including > 50 internal and external professionals
- Engaged third-party advisors to thoroughly review purchase accounting, credit, contracts, etc.
- Collaborative two-month due diligence process with a significant amount of information
- Consumer mortgage and indirect auto portfolios have average FICO scores of 747 and 766, respectively

PWOD – Net Charge-offs / Average Loans



0.05%
0.02%
0.03%
-0.03%
0.02%
2020
2021
2022
2023
Q3'24 YTD

CRE Concentration



131.3%
253.1%
157.6%
Northwest
PWB
Pro Forma

Comprehensive Credit Review & Other Areas of Focus

Scope of the credit review included:

- Very granular book with average loan size under $72,000
- Overall, 20% total bank book reviewed
- All loans greater than $1.0 million
- All commercial loans Watch or worse risk rated and all nonaccrual loans

Other areas of focus: Human Resources, Finance & Accounting, Credit & Loan Review, Tax, Legal, Operations, Compliance, Technology, Marketing, Risk Management

PWOD – NPAs / Assets



0.90%
0.60%
0.46%
0.08%
0.20%
2020
2021
2022
2023
Q3'24

Source: S&P Capital IQ Pro

Northwest Bancshares, Inc. | 11

MRQ & Combined Balance Sheet Composition

NWBI Deposit Composition



Jumbo Time (>$100K) 9.3%
Noninterest-bearing Deposits 21.3%
Retail Time (<$100K) 12.6%
Transaction 15.4%
Northwest Bancshares, Inc.
$12.4B
Deposits
MMDA + Savings 62.7%

Loans / Deposits:	91.4%
Cost of Deposits:	1.79%

PWOD Deposit Composition



Jumbo Time (>$100K) 12.4%
Noninterest-bearing Deposits 26.7%
Retail Time (<$100K) 16.7%
Transaction 6.9%
PWB
$1.7B
Deposits
MMDA + Savings 64.0%

Loans / Deposits:	109.4%
Cost of Deposits:	2.27%

Combined Deposit Composition



Jumbo Time (>$100K) 9.7%
Noninterest-bearing Deposits 22.0%
Retail Time (<$100K) 13.1%
Transaction 14.3%
Northwest Bancshares, Inc.
$14.1B
Deposits
MMDA + Savings 62.9%

Loans / Deposits:	93.6%
Cost of Deposits:	1.85%

NWBI Loan Composition



Farm & Ag. 0.7%
Construction 2.9%
Unearned Income & Other 0.3%
Commercial 16.4%
Northwest Bancshares, Inc.
$11.3B
Loans
1-4 Family 40.2%
Consumer 17.6%
MultiFamily & CRE 21.9%

CRE / Total Capital:	131.3%
Yield on Loans:	5.57%

PWOD Loan Composition



Construction 2.2%
Farm & Ag. 0.6%
Unearned Income & Other 3.8%
Commercial 6.7%
PWB
$1.9B
Loans
1-4 Family 44.1%
Consumer 13.5%
MultiFamily & CRE 29.0%

CRE / Total Capital:	253.1%
Yield on Loans:	5.46%

Combined Loan Composition



Construction 2.8%
Farm & Ag. 0.7%
Unearned Income & Other 0.8%
Commercial 15.1%
Northwest Bancshares, Inc.
$13.2B
Loans
1-4 Family 40.7%
Consumer 17.0%
MultiFamily & CRE 22.9%

CRE / Total Capital:	157.6%
Yield on Loans:	5.55%

Source: S&P Capital IQ Pro, bank regulatory data as of September 30, 2024; deposit costs and loan yields are from consolidated GAAP financials as of September 30, 2024
Note: Bank regulatory data for PWOD combines both subsidiaries

Northwest Bancshares, Inc. | 12

Comparison With $10B - $20B Midwest & Mid - Atlantic Peers 1 0.00 5.00 10.00 15.00 20.00 25.00 30.00 NWBI Pro Forma Median NWBI Standalone 0.00 0.50 1.00 1.50 2.00 Median NWBI Pro Forma NWBI Standalone Strong Combined Profitability 13 Source: S&P Capital IQ Pro as of December 9, 2024 Note: Core figures remove net income attributable to realized gain/loss on securities, intangible amortization and nonrecurring items 1 Peers include all Midwest and Mid - Atlantic banks with total assets between $10B - $20B and traded on major exchanges LTM Core Return on Average Assets (%) LTM Core Return on Average Tangible Common Equity (%) Median NWBI Standalone NWBI Pro Forma 2026

$7.7 $8.1 $9.4 $9.6 $9.9 $11.7 $14.5 $14.1 $14.4 $14.4 $1.2 $1.6 $0.6 $2.1 $2.3 $9.0 $9.6 $9.4 $9.6 $10.5 $13.8 $14.5 $14.1 $14.4 $16.6 2015 2016 2017 2018 2019 2020 2021 2022 2023 Q3'24 NWBI Assets ($B) Acquired Assets ($B) Disciplined Yet Opportunistic Growth Strategy 14 Source: S&P Capital IQ Pro Note: Assumes combined assets for NWBI and PWOD as of September 30, 2024 (18 Branches)

& Appendix

Tangible Book Value Dilution Reconciliation

Illustrative Tangible Book Value Dilution Impact

($ in millions, except per share data)	
NWBI Tangible Common Equity at Close	**$1,228.8**
NWBI Tangible Book Value per Share at Close	$9.65
Equity Consideration to PWOD[1,2]	$260.2
Goodwill Created	(141.2)
Core Deposit Intangible Created	(44.0)
After-Tax Merger Costs Attributable to NWBI	(10.8)
After-Tax Impact of Non-PCD Credit Mark and Other Adjustments	(16.5)
NWBI Pro Forma Tangible Common Equity at Close	**$1,276.5**
Pro Forma Common Shares Outstanding	145.4
Pro Forma Tangible Book Value per Share	**$8.78**
NWBI Tangible Book Value per Share Dilution ($)	($0.87)
NWBI Tangible Book Value per Share Dilution (%)	(9.0%)
Tangible Book Value Earnback — Crossover Method	2.9 Years

Goodwill Reconciliation

($ in millions)	
Equity Consideration to PWOD[1,2]	$260.2
(+) Cash Consideration for PWOD Options[3]	10.2
Aggregate Consideration	**$270.4**
PWOD Tangible Book Value at Close	196.5
(+) After-Tax Merger Costs Attributable to PWOD	(17.6)
(+) Pre-Tax Fair Value Adjustments	(108.9)
(+) Net Deferred Tax Asset / (Liability)	25.0
Adjusted Tangible Common Equity with After-Tax Fair Value Adjustments	**$95.0**
Excess Over Adjusted Tangible Book Value	175.3
(-) Core Deposit Intangible Created	44.0
(-) Deferred Tax Liability Created on Core Deposit Intangible	(9.9)
Goodwill Created	**$141.2**
(+) Core Deposit Intangible Created	44.0
Total Intangibles Created	**$185.2**

Source: S&P Capital IQ Pro

Note(s): Pro forma metrics projected to closing based on financial data as of September 30, 2024; Market data is as of December 16, 2024.
Estimated financial impact is presented for illustrative purposes only. Pro forma financial data is subject to various assumptions and uncertainties. See disclaimer on "Forward-looking Statements and Additional Information."

1 Based on PWOD common shares outstanding of 7,554,488

2 Based on NWBI's closing stock price of $14.44 per share, as of December 16, 2024

3 Based on PWOD outstanding stock options of 1,094,000 with a weighted average strike price of $25.13 to be exchanged for cash

Northwest Bancshares, Inc. | 16

($ in millions, except per share data) 2026 Estimated Pro Forma NWBI Net Income to Common (Consensus) $142.9 PWOD Net Income to Common (Management) 22.9 Combined Net Income $165.8 After-Tax Acquisition Adjustments Cost Savings $13.0 Core Deposit Intangible Amortization (5.9) Purchase Accounting Fair Value Adjustments 30.6 Opportunity Cost of Cash (1.4) All Other Adjustments (0.9) Combined Net Income $201.3 Pro Forma Diluted Shares Outstanding 145.4 Pro Forma EPS $1.38 NWBI Standalone EPS $1.12 Accretion / (Dilution) to NWBI ($) $0.26 Accretion / (Dilution) to NWBI (%) 23.4% Illustrative Pro Forma Net Income & EPS Accretion Reconciliations 17 Source: S&P Capital IQ Pro Note(s): Pro forma metrics projected to closing based on financial data as of September 30, 2024 Estimated financial impact is presented for illustrative purposes only. Pro forma financial data is surject to various assum pt ions and uncertainties. See disclaimer on “Forward - looking Statements and Additional Information.” Illustrative Tangible Book Value Dilution Impact

NWBI: Non-GAAP Reconciliations

($ in 000's, unless otherwise indicated)	As of December 31,					MRQ
	2019	2020	2021	2022	2023	Q3'24
Tangible common equity to tangible assets						
Total common stockholders' equity	$1,353,285	$1,538,703	$1,583,571	$1,491,486	$1,551,317	$1,591,325
Less: Goodwill	346,103	382,279	380,997	380,997	380,997	380,997
Less: Other intangible assets	23,076	19,936	12,836	8,560	5,290	3,363
Tangible common equity (A)	984,106	1,136,488	1,189,738	1,101,929	1,165,030	1,206,965
Total Assets	10,493,908	13,806,268	14,501,508	14,113,324	14,419,105	14,354,325
Less: Goodwill	346,103	382,279	380,997	380,997	380,997	380,997
Less: Other intangible assets	23,076	19,936	12,836	8,560	5,290	3,363
Tangible assets (B)	10,124,729	13,404,053	14,107,675	13,723,767	14,032,818	13,969,965
Tangible common equity to tangible assets (A)/(B)	9.7%	8.5%	8.4%	8.0%	8.3%	8.6%
Tangible common equity per common share						
Total common stockholders' equity	1,353,285	1,538,703	1,583,571	1,491,486	1,551,317	1,591,325
Less: Goodwill	346,103	382,279	380,997	380,997	380,997	380,997
Less: Other intangible assets	23,076	19,936	12,836	8,560	5,290	3,363
Tangible common equity (C)	984,106	1,136,488	1,189,738	1,101,929	1,165,030	1,206,965
Common shares outstanding (D) (actual)	106,859,088	127,019,452	126,612,183	127,028,848	127,110,453	127,400,199
Tangible common equity per common share (C)/(D) ($)	$9.21	$8.95	$9.40	$8.67	$9.17	$9.47

Source: S&P Capital IQ Pro

Northwest Bancshares, Inc. | 18

NWBI: Non-GAAP Reconciliations (Continued)

($ in 000's, unless otherwise indicated)	For the Year Ended December 31, 2019	2020	2021	2022	2023	5-Year Median	LTM Q3'24
Return on average tangible common equity							
Net Income	$110,432	$74,854	$154,323	$133,666	$134,957		$96,542
Add: Intangible amortization expense (net of tax)	5,169	5,416	4,387	3,379	2,583		2,094
Net Income, excluding intangible amortization expense (E)	115,601	80,270	158,710	137,045	137,540		98,636
Average total equity	1,321,452	1,584,747	1,557,582	1,518,704	1,510,285		1,542,774
Less: Average goodwill	340,230	370,596	381,497	380,997	380,997		380,997
Less: Average other intangible assets	23,461	21,978	16,033	10,595	6,850		3,659
Average tangible common equity (F)	957,761	1,192,173	1,160,052	1,127,112	1,122,439		1,158,119
Return on average tangible common equity (E)/(F)	12.07%	6.73%	13.68%	12.16%	12.25%	12.16%	8.52%
Core return metrics							
Net Income	110,432	74,854	154,323	133,666	134,957		96,542
Less: Realized gain (loss) on securities (net of tax)	40	186	(139)	(6)	(6,563)		(31,137)
Less: Nonrecurring income (expense) (net of tax)	(3,293)	(16,423)	17,280	(3,647)	1,229		(4,161)
Add: Intangible amortization expense (net of tax)	5,169	5,416	4,387	3,379	2,583		2,094
Core net income (G)	118,854	96,507	141,568	140,699	142,874		133,933
Core return on average tangible common equity (G)/(F)	12.41%	8.10%	12.20%	12.48%	12.73%	12.41%	11.56%

Source: S&P Capital IQ Pro
Note: Adjustments net of tax assume a 21% tax rate

Northwest Bancshares, Inc. | 19

PWOD: Non-GAAP Reconciliations

($ in 000's, unless otherwise indicated)	*As of December 31,*					MRQ
	2019	2020	2021	2022	2023	Q3'24
Tangible common equity to tangible assets						
Total common stockholders' equity	$154,960	$164,142	$172,274	$167,665	$191,556	$203,694
Less: Goodwill	17,104	17,104	17,104	16,450	16,450	16,450
Less: Other intangible assets	898	671	480	327	210	133
Tangible common equity (A)	136,958	146,367	154,690	150,888	174,896	187,111
Total Assets	1,665,323	1,834,643	1,940,809	2,000,080	2,204,809	2,259,250
Less: Goodwill	17,104	17,104	17,104	16,450	16,450	16,450
Less: Other intangible assets	898	671	480	327	210	133
Tangible assets (B)	1,647,321	1,816,868	1,923,225	1,983,303	2,188,149	2,242,667
Tangible common equity to tangible assets (A)/(B)	8.3%	8.1%	8.0%	7.6%	8.0%	8.3%
Tangible common equity per common share						
Total common stockholders' equity	154,960	164,142	172,274	167,665	191,556	203,694
Less: Goodwill	17,104	17,104	17,104	16,450	16,450	16,450
Less: Other intangible assets	898	671	480	327	210	133
Tangible common equity (C)	136,958	146,367	154,690	150,888	174,896	187,111
Common shares outstanding (D) (actual)	7,040,515	7,052,351	7,070,047	7,056,585	7,508,994	7,554,488
Tangible common equity per common share (C)/(D) ($)	$19.45	$20.75	$21.88	$21.38	$23.29	$24.77

Source: S&P Capital IQ Pro

Northwest Bancshares, Inc. | 20

PWOD: Non-GAAP Reconciliations (Continued)

($ in 000's, unless otherwise indicated)	For the Year Ended December 31,					5-Year	LTM
	2019	2020	2021	2022	2023	Median	Q3'24
Return on average tangible common equity							
Net Income	$15,686	$15,224	$16,048	$17,422	$16,608		$19,554
Add: Intangible amortization expense (net of tax)	209	179	151	638	92		81
Net Income, excluding intangible amortization expense (E)	15,895	15,403	16,199	18,060	16,700		19,635
Average total equity	150,711	159,528	166,894	162,388	168,721		190,016
Less: Average goodwill	17,104	17,104	17,104	17,022	16,450		16,450
Less: Average other intangible assets	1,026	780	571	399	264		146
Average tangible common equity (F)	132,581	141,644	149,218	144,966	152,007		173,421
Return on average tangible common equity (E)/(F)	11.99%	10.87%	10.86%	12.46%	10.99%	10.99%	11.32%
Core return metrics							
Net Income	15,686	15,224	16,048	17,422	16,608		19,554
Less: Realized gain (loss) on securities (net of tax)	576	1,279	523	(288)	(141)		(27)
Less: Nonrecurring income (expense) (net of tax)	(539)	0	0	(201)	301		(261)
Add: Intangible amortization expense (net of tax)	209	179	151	638	92		81
Core net income (G)	15,857	14,124	15,676	18,549	16,540		19,922
Core return on average tangible common equity (G)/(F)	11.96%	9.97%	10.51%	12.80%	10.88%	10.88%	11.49%

Source: S&P Capital IQ Pro
Note: Adjustments net of tax assume a 21% tax rate

Northwest Bancshares, Inc. | 21